Castle Brands Announces Fourth Quarter and Fiscal 2018 Results

Net Sales Increase 16.3% and Gross Profit Increases 14.2% Driven by Continued Growth of Jefferson’s bourbon and Irish whiskey portfolios and Goslings Stormy Ginger Beer

NEW YORK – June 14, 2018 — Castle Brands Inc. (NYSE American: ROX), a developer and international marketer of premium and super-premium drinks brands, today reported financial results for the quarter and fiscal year ended March 31, 2018.

Operating highlights for the fiscal year ended March 31, 2018:

●	Net sales increased 16.3% to a record $89.9 million for fiscal 2018, as compared to $77.3 million in the prior fiscal year.

●	Total gross profit increased 14.2% to $36.2 million, as compared to $31.7 million for the prior fiscal year.

●	Net income from operations increased 120.2% to $4.2 million, as compared to $1.9 million for the prior fiscal year.

●	Whiskey revenues increased 19.7% for fiscal 2018 from the prior-year due to continued strong growth of Jefferson’s bourbons and the Irish whiskies, and the addition of the Arran scotch whiskey portfolio.

●	Sales of Goslings Stormy Ginger Beer increased 32.7% to $26.5 million from $20.0 million in the prior year, with over 250,000 cases in first-year sales at Walmart.

●	Castle Brands expects to enjoy higher margins as a result of substantially lower federal excise taxes in future periods due to provisions in the newly enacted Craft Beverage Act.

“We are again reporting strong sales growth of our lead brands, including Jefferson’s bourbon, our Irish whiskeys and Goslings Stormy Ginger Beer. This resulted in solid growth in revenue and gross profits, and a 120.2% increase in income from operations for fiscal 2018 to a record level of $4.2 million and a 41.9% increase in EBITDA, as adjusted, for fiscal 2018 to a record level of $7.4 million. We expect these trends of increasing sales and improving financial performance to continue,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“In fiscal 2018, holders of our 5% Subordinated Convertible Notes, including certain officers, directors and principal shareholders, converted such notes into 1,813,334 shares of common stock pursuant to the terms of the Convertible Notes. These conversions demonstrate the continued commitment and confidence of these stakeholders in the long-term outlook for Castle Brands.” Mr. Lampen added. “Further, in April 2018, we extended our $20.0 million Subordinated Note to September 2020, and expanded our Ares credit facility to $23.0 million, strengthening our ability to fund our continued growth.”

“During the year we added to our substantial reserves of aged and new-fill bourbon to support the continued strong growth of our Jefferson’s brand, by acquiring $7.9 million in high-quality bourbon. We continue to expand our in-demand, ultra-premium Jefferson’s expressions, including Jefferson’s wine finishes, additional voyages of Jefferson’s Ocean Aged at Sea bourbon, including Cask Strength and a “Wheated” Ocean” and our Jefferson’s Reserve Old Rum Cask Finish Bourbon,” said John Glover, Executive Vice President and Chief Operating Officer of Castle Brands, adding, “We continue to find new and exciting opportunities for additional, inventive expressions.”

“The continued growing popularity of ginger beer cocktails, including Goslings’ trademarked “Dark ‘n Stormy”® cocktail, has been an important growth driver of our Goslings Stormy Ginger Beer. Ginger beer sales for fiscal 2018 exceeded 1.8 million cases, making Goslings Stormy Ginger Beer the best-selling premium ginger beer in America. The strong success of our first year at Walmart has led to opportunities at several other large retailers, including Target, and we look forward to continuing the overall growth of the brand,” Mr. Glover added.

In the fourth quarter of fiscal 2018, the Company had net sales of $24.1 million, a 6.6% increase from net sales of $22.6 million in the comparable prior-year period. Net income from operations increased 55.1% to $1.4 million as compared to $0.9 million in the comparable prior year period. Net loss attributable to common shareholders was ($0.3) million, or ($0.00) per basic and diluted share, in the fourth quarter of fiscal 2018, as compared to net income of $0.2 million, or $0.00 per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the fourth quarter of fiscal 2018 improved to $2.3 million as compared to $2.1 million for the comparable prior-year period.

The Company had net sales of $89.9 million for fiscal 2018, an increase of 16.3% from net sales of $77.3 million in fiscal 2017. This sales growth was driven by U.S. sales growth of our whiskey portfolio, Goslings Stormy Ginger Beer and certain liqueur brands. Net loss attributable to common shareholders was ($0.8) million, or ($0.01) per basic and diluted share in fiscal 2018, as compared to net loss of ($0.9) million, or ($0.01) per basic and diluted share, in the prior-year.

EBITDA, as adjusted, for fiscal 2018 improved to $7.4 million as compared to $5.2 million for the prior-year.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to income (loss) from operations or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowances for doubtful accounts and obsolete inventory, stock-based compensation expense, transaction fees, other expense (income), net, income from equity investment in non-consolidated affiliate, foreign exchange loss (income) and net income attributable to noncontrolling interests is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowance accounts, are due to changes in valuation, such as the effects of changes in foreign exchange, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. A reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted, is presented below.

About Castle Brands

Castle Brands is a developer and international marketer of premium and super-premium brands including: Jefferson’s®, Jefferson’s Presidential SelectTM, Jefferson’s Reserve®, Jefferson’s Ocean Aged at Sea Bourbon®, Jefferson’s Wine Finish Collection and Jefferson’s Wood Experiments, Goslings® Rums, Goslings® Stormy Ginger Beer, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Pallini® Limoncello, Boru® Vodka, Brady’s® Irish Cream, The Arran Malt® Single Malt Scotch Whisky, The Robert Burns Scotch Whisky and Machrie Moor Scotch Whisky Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2018 and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

	Three Months Ended March 31, (unaudited)		Twelve Months Ended March 31,
	2018	2017	2018	2017
Sales, net*	$24,071,457	$22,580,876	$89,897,517	$77,269,131
Cost of sales*	14,664,310	12,994,134	53,690,565	45,568,774

Gross profit	9,407,147	9,586,742	36,206,952	31,700,357

Selling expense	5,386,273	5,817,559	21,780,495	20,122,490
General and administrative expense	2,402,438	2,589,206	9,422,845	8,642,775
Depreciation and amortization	209,772	271,586	809,395	1,030,093

Income from operations	1,408,664	908,391	4,194,217	1,904,999

Other expense, net	(1,087)	(10,257)	(215)	(10,660)
Income from equity investment in non-consolidated affiliate	37,040	1,748	87,829	51,430
Foreign exchange (loss) gain	(70,021)	(61,502)	(77,125)	83,706
Interest expense, net	(1,024,704)	(365,947)	(3,794,144)	(1,335,241)

Income before provision for income taxes	349,892	472,433	410,562	694,234
Income tax (expense) benefit, net	(159,707)	227,292	(140,370)	(187,702)

Net income	190,185	699,725	270,192	506,532
Net (income) attributable to noncontrolling interests	(526,619)	(508,375)	(1,089,124)	(1,359,145)

Net (loss) income attributable to common shareholders	$(336,434)	$191,350	$(818,932)	$(852,613)

Net (loss) income per common share, basic, common shareholders	(0.00)	0.00	(0.01)	(0.01)

Net (loss) income per common share, diluted, common shareholders	(0.00)	0.00	(0.01)	(0.01)

Weighted average shares used in computation, basic, attributable to common shareholders	164,899,255	161,065,685	163,661,927	160,811,957

Weighted average shares used in computation, diluted, attributable to common shareholders	164,899,255	167,181,479	163,661,927	160,811,957

*Sales, net and Cost of sales include excise taxes of $7,648,626 and $7,645,789 for the years ended March 31, 2018 and 2017, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES

Reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted

(Unaudited)

	Three months ended		Twelve months ended
	March 31,		March 31,
	2018	2017	2018	2017
Net income (loss) attributable to common shareholders	$336,434	$191,350	$(818,934)	$(852,613)
Adjustments:
Interest expense, net	1,024,702	365,947	3,794,144	1,335,241
Income tax expense (benefit), net	159,707	(227,292)	140,370	187,702
Depreciation and amortization	209,772	271,586	809,395	1,030,093
EBITDA, attributable to common shareholders	1,057,747	601,591	3,924,975	1,700,423
Allowance for doubtful accounts	14,100	88,550	59,012	123,200
Allowance for obsolete inventory	276,611	90,000	376,611	240,000
Stock-based compensation expense	490,439	405,986	1,974,745	1,577,994
Transaction fees	-	346,704	-	346,704
Other expense, net	1,087	10,257	215	10,660
Income from equity investment in non-consolidated affiliate	(37,040)	(1,748)	(87,829)	(51,430)
Foreign exchange loss (income)	70,025	61,502	77,127	(83,707)
Net income attributable to noncontrolling interests	526,619	508,375	1,089,124	1,359,145
EBITDA, as adjusted	$2,399,588	$2,111,217	$7,404,980	$5,222,989

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Castle Brands Inc.

Investor Relations, 646-356-0200

info@castlebrandsinc.com

www.castlebrandsinc.com